EXHIBIT NO. 99.B(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

We consent to the incorporation by reference of our report dated October 20, 2006 relating to the financial statements and financial highlights of MFS Money Market Fund appearing in the Annual Report of Form N-CSR of MFS Series Trust IV for the year ended August 31, 2006 and our report dated October 20, 2006 relating to the financial statements and financial highlights of MFS Cash Reserve Fund appearing in the Annual Report of Form N-CSR of MFS Series Trust I for the year ended August 31, 2006 in the combined Prospectus/Proxy Statement included in this Registration Statement on Form N-14 of MFS Money Market Fund.

We also consent to the references to us under the captions “Independent Registered Public Accounting Firm” and “Representations and Warranties” (sections 4 paragraphs 4.1 (f) and 4.2 (g) of the Form of Agreement and Plan of Reorganization) included in such combined Proxy/Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, each of which also is a part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts
May 7, 2007